Exhibit 10.1

Ciber, Inc.

6363 South Fiddler’s Green Circle

Suite 1400

Greenwood Village, Colorado  80111

April 11, 2014

VIA FAX AND EMAIL

Jeffrey E. Eberwein

Lone Star Value Management, LLC

53 Forest Avenue, 1st Floor

Old Greenwich, Connecticut  06780

Dear Mr. Eberwein:

This letter (the “Letter”) constitutes the agreement between Ciber, Inc. (the “Company”) and Lone Star Value Management, LLC (together with its affiliates, “Lone Star Value”).  As we have previously discussed, Lone Star Value and the Company agree to the following:

1.              Promptly following the execution of this Letter, the Company will take all necessary action to appoint Mr. Richard K. Coleman, Jr. as a Class III Director of the board of directors of the Company (the “Board”) with a term expiring at the 2015 annual meeting of the stockholders of the Company.  Mr. Coleman will be appointed to replace Mr. Archibald J. McGill, who is resigning from the Board effective immediately.  The Company agrees that if Mr. Coleman is unable to serve as a director, resigns as a director or is removed as a director prior to the expiration of his term, then Lone Star Value shall have the ability to recommend a substitute person(s); provided that any substitute person recommended by Lone Star Value shall qualify as “independent” pursuant to New York Stock Exchange listing standards, and have relevant financial and business experience to fill the resulting vacancy.  In the event the Nominating/Corporate Governance Committee of the Board (the “Nominating Committee”) does not accept a substitute person recommended by Lone Star Value, then Lone Star Value will have the right to recommend additional substitute person(s) for consideration by the Nominating Committee.  Upon the acceptance of a replacement director nominee by the Nominating Committee, the Board will take such actions as to appoint such replacement director to the Board no later than 5 business days after the Nominating Committee recommendation of such replacement director.

2.              The Company agrees that Mr. Coleman shall be considered along with all other Board members for Board committee appointment in connection with the Board’s annual review of committee composition.  Notwithstanding the foregoing, the Company agrees that Mr. Coleman shall be appointed to serve as a member of the Nominating Committee.

3.              The Board has commenced a search to identify an additional director and will use its reasonable efforts, consistent with the Board’s fiduciary duties, to appoint an additional director to the Board and concurrently therewith increase the size of the Board from nine to ten members by June 30, 2014, and in any case, no later than September 30, 2014.  Any such additional director shall (i)

qualify as “independent” pursuant to New York Stock Exchange listing standards and (ii) have relevant financial and business experience.

4.              Lone Star Value hereby (i) withdraws its Notice of Stockholder Nomination of Individuals for Election as Directors at the 2014 Annual Meeting of Stockholders of Ciber, Inc., dated February 6, 2014 setting forth its three nominees to the Board (the “Lone Star Value Nominees”), and (ii) will cause all Voting Securities (as defined below) that it is entitled to vote at the Company’s 2014 annual meeting of its stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2014 Annual Meeting”), (whether held of record or beneficially) to be present for quorum purposes and to be voted at the 2014 Annual Meeting in favor of the election of each of the Board’s nominees for election as a director and for each other matter presented at the 2014 Annual Meeting in accordance with the recommendation of the Board.  Lone Star Value also hereby withdraws its request to the Company for certain books and records previously made pursuant to Section 220 of the Delaware General Corporation Law by letter dated March 10, 2014.

5.              Lone Star Value agrees that from and after the date of this Letter until the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2015 annual meeting of the Company,  Lone Star Value will not, and will cause its principals, directors, stockholders, members, partners, officers, employees, agents and affiliates not to, in any way, directly or indirectly:

a.                         accumulate greater than 10% of the outstanding Voting Securities of the Company, in the aggregate, at any given time (except by way of any offerings made available to holders of any Voting Securities (as defined below) generally by the Company);

b.                         make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies with respect to the election or removal of directors or any other matter or proposal or seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities;

c.                          initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC), directly or indirectly, the Company’s stockholders for the approval of shareholder proposals, whether made pursuant to Rule 14a-4 or Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or cause or encourage any Person to initiate any such shareholder proposal;

d.                         seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board, or seek, alone or in concert with others, the removal of any member of the Board, except as otherwise provided in this Letter;

e.                          form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities, or deposit any Voting Securities into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with an affiliate of Lone Star Value with respect to Voting Securities now or hereafter owned by it;

f.                           act alone or in concert with others to (i) control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company (other than Mr. Coleman, or a replacement Board member recommended by Lone Star Value pursuant to Section 1 above, acting in his capacity as a director of the Company) or (ii) make any public statement critical of the Company, its directors or management;

g.                          with respect to the Company or the Voting Securities, (i) otherwise communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act or (ii) conduct any nonbinding referendum;

h.                         enter into any arrangements, understanding or agreements (whether written or oral), with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement or understanding or form a “group” with any other Person that engages, or offers or proposes to engage, in any of the foregoing;

i.                             make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies, affairs or assets, or the Voting Securities or this Letter that is inconsistent with the provisions of this Letter, including, without limitation, any intent, purpose, plan or proposal that is conditioned on, or would require the waiver, amendment, nullification or invalidation of, any provision of this Letter, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

j.                            take or seek to take, or cause or seek to cause or solicit others to take, directly or indirectly, any action inconsistent with any of the foregoing.

6.              Promptly following the execution of this Letter, the Company and Lone Star Value shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Letter, in the form attached hereto as Exhibit A.  Prior to the issuance of the Mutual Press Release, neither the Company nor Lone Star Value shall issue any press release or public announcement regarding this Letter without the prior written consent of the other party.  Promptly following the publication of the Mutual Press Release, the Company shall file with the SEC a Current Report on Form 8-K that includes the Mutual Press Release and this Letter.  Except for such Mutual Press Release and the aforementioned SEC filing, neither the Company nor Lone Star Value shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

7.              The Company and Lone Star Value each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Letter by it and that, in the event of any breach or threatened breach hereof, the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages, that the breaching party will not plead in defense thereto that there would be an adequate remedy at law, and that the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Letter, but will be in addition to all other remedies available at law or in equity.

8.              As used in this Letter, (a) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(b) the term “affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become affiliates of any Person subsequent to the date of this Letter; and (c) the term “Voting Securities” shall mean the shares of the Company’s common stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such common stock or other securities, whether or not subject to the passage of time or other contingencies.

9.              Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Letter and the transactions contemplated hereby, including, but not limited to, any matters related to the 2014 Annual Meeting; provided, however, that the Company shall reimburse Lone Star Value for its reasonable, out-of-pocket related fees and expenses, including fees and expenses of counsel for Lone Star Value, in an amount not to exceed in the aggregate $25,000.

10.       This Letter may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.       This Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

12.       This Letter constitutes the only agreement between Lone Star Value and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign or otherwise transfer either this Letter or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Letter shall be effective unless it is in writing and signed by the party hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein.  Any waiver by any party hereto of a breach of any provision of this Letter shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Letter.  The failure of a party hereto to insist upon strict adherence to any term of this Letter on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter.

13.       This Letter is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

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If you are in agreement with the steps outlined above, please countersign in the space provided below.

Very truly yours,

CIBER, INC.

		By:	/s/ David Peterschmidt
Name:David Peterschmidt
Title: President and CEO

Acknowledged and agreed:

LONE STAR VALUE MANAGEMENT, LLC

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Chief Executive Officer

cc:	Kenton J. King, Skadden, Arps, Slate, Meagher & Flom LLP
Steve Wolosky, Olshan Frome Wolosky LLP